Exhibit 99.1

The L.S. Starrett Company Changes Date of Annual Meeting of Stockholders to October 13, 2004

ATHOL, MA - July 30, 2004 - The L.S. Starrett Company (NYSE: SCX) today announced that the Company has changed the date of its Annual Meeting of Stockholders to October 13, 2004. The meeting was originally scheduled to be held on September 15, 2004. This change will provide more time and hindsight to the Company for the determination and preparation of its annual financial results, which will be announced in early September.

All shareholders are invited to attend this meeting which will be held at the Company's offices at 121 Crescent Street, Athol, Massachusetts 01331 at 2:00 P.M. (local time), on October 13, 2004.